News Release

ALTEGRITY TO ACQUIRE KROLL, THE WORLD’S LEADING
RISK CONSULTING FIRM, FROM MARSH & MCLENNAN

NEW YORK and FALLS CHURCH, Va., JUNE 7, 2010 -- Marsh & McLennan Companies, Inc. (NYSE: MMC), the global professional services firm, and Altegrity, Inc, an international screening and security solutions company, today announced a definitive agreement under which Altegrity will acquire Kroll Inc. from MMC in an all-cash transaction valued at $1.13 billion. Altegrity is owned by Providence Equity Partners, the leading global private equity firm specializing in equity investments in media, entertainment, communications and information companies.

The transaction, which is expected to close by late September, is subject to regulatory approvals and other customary closing conditions.

Altegrity CEO Mike Cherkasky, who also served as President and CEO of Kroll from 2001 to 2004, said: “Our clients look to Altegrity for information and insight to make smarter decisions. The combination of Kroll and Altegrity broadens our capabilities with the addition of a portfolio of industry-leading services to help clients identify and manage risk. Altegrity and Kroll will leverage their combined resources to develop new and innovative solutions for government and commercial clients across a global platform. Both Altegrity and Providence look forward to working with Kroll CEO Ben Allen and the entire Kroll team to deliver the highest quality service offering in the industry and to grow the combined business.”

“This transaction represents exciting new opportunities for Kroll,” said Ben Allen, CEO of Kroll.  “Over the past several years, we have taken significant steps to improve profitability and enhance collaboration across our business units. Kroll is now poised to continue its historical track record of growth, which will be accelerated by the combination with Providence and Altegrity.”

Following the completion of the transaction, Altegrity companies will have approximately 11,000 employees across 30 countries providing information and insight to business leaders making decisions about employment, litigation, investment, security, risk and regulatory compliance matters.

Julie Richardson, a Managing Director at Providence and an Altegrity director, commented: “Since our investment in 2007, Providence has worked closely with Altegrity to build a global leader in risk assessment and mitigation through improved operations, broadening the service offerings, and strengthening the management team. This acquisition is the capstone to that effort, bringing together Altegrity and Kroll's complementary world-class services and clearly enhancing Altegrity’s ability to meet client needs in today’s rapidly changing global environment.  We look forward to welcoming the Kroll team to Altegrity and to continuing to add value to the business over the long-term.”

MMC President and CEO Brian Duperreault added: “Over the past six years, Kroll has been a valued member of the MMC family, however we have determined our long-term strategy is to focus on the Risk and Insurance Services and Consulting businesses. Altegrity, with its complementary practice areas and expertise, will be a superb partner with Kroll to help drive the continued success of Kroll’s businesses and people.”

Goldman Sachs & Co. and Apollo Investment Corp are providing debt financing for the transaction.  MMC was advised by Perella Weinberg Partners and Wachtell, Lipton, Rosen & Katz.  Debevoise & Plimpton LLP served as legal counsel to Altegrity and Providence.

About MMC
MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world's leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue exceeding $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC's website is www.mmc.com.

About Kroll
Kroll, the world’s leading risk consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with offices in more than 55 cities in over 27 countries, Kroll has a multidisciplinary team of more than 3,000 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies, and individuals. Kroll is a subsidiary of Marsh & McLennan Companies, Inc. (NYSE: MMC), the global professional services firm.  Kroll’s website is www.kroll.com.

About Altegrity, Inc.
Altegrity, a global screening and security solutions company headquartered in Falls Church, Va., has nearly 8,000 employees in locations around the world. Altegrity, which is the holding company for USIS, HireRight, Explore Information Services, and Altegrity Risk International, partners with its government and commercial clients to help them Make Decisions Smarter® by uncovering, reviewing, analyzing, and delivering information.  Altegrity is the largest commercial provider of background investigations for the government; a global commercial employment background and drug screening supplier to more than 25 percent of the Fortune 500; one of the principal providers of data services to the insurance industry; and a leading provider of high quality due diligence, investigative, analytic, consulting, intelligence, and security solutions to organizations and multinational corporations around the world.  Altegrity’s website is www.altegrity.com.

About Providence Equity Partners
Providence Equity Partners is the leading global private equity firm specializing in equity investments in media, entertainment, communications and information services companies around the world. The principals of Providence manage funds with over $22 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Significant existing and prior investments include Altegrity, Bresnan Broadband Holdings, Casema, Com Hem, Digiturk, Education Management Corporation, eircom, Hulu, Idea Cellular, Kabel Deutschland, NexTag, Ono, PanAmSat, ProSiebenSat.1, Recoletos, TDC, Univision, VoiceStream Wireless, Warner Music Group, Western Wireless and Yankees Entertainment and Sports Network.  Providence is headquartered in Providence, RI (USA) and has offices in New York, London, Los Angeles, Hong Kong and New Delhi.  Providence Equity Partner’s website is www.provequity.com.